Exhibit 99.1

WESTLAKE ANNOUNCES ACQUISITION OF
ACI COMPOUNDING SOLUTIONS BUSINESS
Deal Brings Expansion for Westlake’s Housing & Infrastructure Products Segment
HOUSTON, August 26, 2025 — Westlake Corporation (NYSE: WLK) announced today that it has entered into an agreement to acquire the global compounding solutions businesses of the ACI/Perplastic Group (collectively, "ACI"). ACI is a Portugal-based global manufacturer of specialty materials serving the wire and cable sectors, which helps expand Westlake’s offerings.
"The combination of ACI with Westlake's existing compounding business will present an excellent strategic fit and opportunity to integrate with our Housing & Infrastructure Products (HIP) business. It will allow us to further expand Westlake Global Compounds and add new specialty products and technology to our existing portfolio," said Jean-Marc Gilson, Westlake's President and Chief Executive Officer. "ACI is an impressive business with an outstanding reputation for its innovative, high-value products. We look forward to working with their talented team once they join Westlake."
Headquartered in Guarda, Portugal, ACI has four production facilities located in: Mexico, Portugal, Romania and Tunisia which manufacture polyvinyl chloride (PVC), polyolefin, silicone, and thermoplastic rubber compounds. For the twelve months ended December 31, 2024, ACI had net sales of approximately EUR 210 million.
The transaction is expected to close in early 2026, subject to the satisfaction of customary closing conditions, including receipt of certain regulatory approvals.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe, and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods. For more information, visit the Company's web site at www.westlake.com.
Contacts
Media Inquiries: Benjamin Ederington, 713-960-9111;
Investor Inquiries: Steve Bender, 713-960-9111
Forward-Looking Statements
The statements in this release that are not historical statements, including statements regarding the anticipated benefits of the proposed transaction and the expected timing of closing and whether required regulatory approvals will be obtained, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond Westlake's control. Actual results could differ materially, based on factors including, but not limited to: the timing to consummate the proposed transaction; the conditions to closing of the proposed transaction; the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and other risks and uncertainties described in Westlake's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the Securities and Exchange Commission ("SEC") in February 2025, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC in May 2025, Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which was filed with the SEC in August 2025, recent Current Reports on Form 8-K, and other SEC filings. These filings also discuss some of the important risk factors that may affect Westlake's business, results of operations and financial condition. Westlake undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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